Exhibit 99.1

Union Pacific Corporation Elects Jane H. Lute to Board of Directors

FOR IMMEDIATE RELEASE

Omaha, Nebraska, April 5, 2016 – Union Pacific Corporation today announced that Jane H. Lute has been elected to the company’s board of directors, effective immediately.

Lute, 59, most recently served as the chief executive officer of the Center for Internet Security, an international non-profit organization focused on enhancing cyber security readiness and response for the public and private sectors.

“Jane brings extraordinary leadership experience and qualities to our board, in addition to expertise in cyber security and public policy matters,” said Lance Fritz, Union Pacific chairman, president and chief executive officer. “We are pleased she has agreed to join our board.”

Lute served as president and chief executive officer of the Council on Cybersecurity from 2013 - 2015, and was deputy secretary for the U.S. Department of Homeland Security from 2009 – 2013. She was acting under secretary general and assistant secretary general for the United Nations (UN) from 2003 – 2009, where she established the Department of Field Support, which was responsible for on-the-ground support to UN peace operations worldwide.

Prior to joining the UN, Lute was executive vice president and chief operating officer of the United Nations Foundation and the Better World Fund, worked on the Carnegie Commission on Preventing Deadly Conflict, and served on the national security staff under President George H.W. Bush and President Bill Clinton. She had a distinguished U.S. Army career, including service in the Gulf during Operation Desert Storm. Lute earned a Ph.D. in political science from Stanford University and a law degree from Georgetown University.

About Union Pacific

Union Pacific Railroad is the principal operating company of Union Pacific Corporation (NYSE: UNP). One of America's most recognized companies, Union Pacific Railroad connects 23 states in the western two-thirds of the country by rail, providing a critical link in the global supply chain. From 2006-2015, Union Pacific invested approximately $33 billion in its network and operations to support America's transportation infrastructure. The railroad's diversified business mix includes Agricultural Products, Automotive, Chemicals, Coal, Industrial Products and Intermodal. Union Pacific serves many of the fastest-growing U.S. population centers, operates from all major West Coast and Gulf Coast ports to eastern gateways, connects with Canada's rail systems and is the only railroad serving all six major Mexico gateways. Union Pacific provides value to its roughly 10,000 customers by delivering products in a safe, reliable, fuel-efficient and environmentally responsible manner.

Union Pacific media contact:  Raquel Espinoza, 402-544-5035 or respinoza@up.com

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